Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

WRIGHT & COMPANY, INC.

Magnum Hunter Resources Corporation

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

Gentlemen:

As independent petroleum consultants, we hereby consent to the incorporation by reference in this Registration Statements on Form S-3 of Magnum Hunter Resources Corporation and any amendment thereof, and in the related prospectus, of information relating to our report setting forth the estimates of the oil and gas reserves and revenues from the oil and gas reserves of Daugherty Petroleum, Inc., a wholly owned subsidiary of NGAS Resources, Inc. as of January 1, 2011. We also consent to the references to our firm contained in this Registration Statement and in the related Prospectus, including under the caption “Experts”.

Very truly yours,

By:	/s/ D. Randall Wright
D. Randall Wright President

Wright & Company, Inc.

Brentwood, Tennessee

January 13, 2012